POSITIVEID CORPORATION

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES II CONVERTIBLE PREFERRED STOCK

The undersigned, William J. Caragol and Allison F. Tomek, hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of PositiveID Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock. There are currently 7,600 shares of preferred stock designated, of which 400 shares are Series C Preferred Stock; 2,500 shares are Series F Preferred Stock; 500 shares are Series H Preferred Stock; 2,500 shares are Series I Convertible Preferred Stock; and 1,700 shares are Series J Convertible Preferred Stock. Currently no shares of Series C Preferred Stock are outstanding; no shares of Series F Preferred Stock are outstanding; no shares of Series H Stock are outstanding; 2,025 shares of Series I Convertible Preferred Stock are issued and outstanding; and 125 shares of Series J Convertible Preferred Stock are issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares of $0.01 par value preferred stock (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid in accordance with Section 151 of the General Corporation Law of the State of Delaware, and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series II Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series II Convertible Preferred Stock, which will consist of 3,000 shares of Preferred Stock, par value $0.01 per share, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock are hereby amended and restated as follows:

I. Terms of Preferred Stock.

A. Designation and Amount. The series of Preferred Stock will be designated as the Corporation’s Series II Convertible Preferred Stock (the “Series II Preferred Stock”) and the number of shares so designated will be 3,000, which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series II Preferred Stock.

B. Ranking and Voting.

1. Ranking. The Series II Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Corporation’s Common Stock (“Common Stock”); (b) pari passu with respect to dividends and right of liquidation with the Corporation’s Series I Convertible Preferred Stock and Series J Convertible Preferred Stock; and (c) junior to all existing and future indebtedness of the Corporation. Without the prior written consent of Holders holding a majority of the outstanding shares of Series II Preferred Stock, the Company may not issue any Preferred Stock that is not junior to the Series II Preferred Stock in right of dividends and liquidation.

2. Voting. Each share of Series II Preferred Stock shall be entitled to vote on all matters requiring shareholder vote. Each share of Series II Preferred Stock will be entitled to the number of votes per share based on the calculation of As Converted Voting Shares, as defined in Section I.G.5.a, calculated on any record date for any shareholder vote.

C. Dividends.

1. Commencing on the date of the issuance of such shares of Series II Preferred Stock (each respectively an “Issuance Date”), Holders of Series II Preferred Stock will be entitled to dividends on each outstanding share of Series II Preferred Stock (“Dividends”), at a rate equal to 6.0% per annum (“Dividend Rate”) of a stated value (“Stated Value”) of $1,000 per share of Series II Preferred Stock, subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the outstanding Series II Preferred Stock at any time and from time to timeAny calculation of the amount of such Dividends payable pursuant to the provisions of this Section I.C. will be made based on a 365-day year, compounded monthly.

2. So long as any shares of Series II Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock.

D. Protective Provision. So long as any shares of Series II Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of Series II Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series II Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series II Preferred Stock, (iii) amend its articles of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series II Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to any of the foregoing.

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1. A ”Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2. The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

E. Liquidation.

1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series II Preferred Stock, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series II Preferred Stock by reason of their ownership thereof, the Holders of Series II Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series II Preferred Stock equal to the Stated Value thereof plus any accrued but unpaid Dividends thereon (collectively, the “Series II Liquidation Value”).

2. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F. Redemption.

1. Corporation’s Redemption Option. At any time after one year from the Issuance Date and subject to a ten-day advance notice (via email or overnight courier) to the Holders, the Corporation will have the right, at the Corporation’s option, to redeem all or any portion of the shares of Series II Preferred Stock at a price per share equal to 100% of the Series II Liquidation Value of the shares being redeemed. After the initial notice is delivered to the Holders, during the ten-day notice period, Holders will have the right to convert pursuant to Section I.G.

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2. Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will redeem all of the outstanding shares of Series II Preferred Stock prior to the Deemed Liquidation Event. All Series II Preferred Shares shall be redeemed no later than three years after the Deemed Liquidation Event.

3. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series II Preferred Stock then outstanding, it will deliver written notice thereof via email or overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder whose shares are to be redeemed, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series II Preferred Stock that the Corporation is electing to redeem, (b) the date upon which the applicable redemption price will be paid, and (c) the amount of the applicable redemption price (with a reasonably detailed calculation thereof). The Notice of Redemption at Option of Corporation may not be delivered until at least ten days after notice is delivered to Holder pursuant to Section I.F.1. Upon receipt of such initial notice, the Holder will have the right to convert its Series II Preferred Shares into common shares pursuant to Section I.G.

4. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, if Holder does not choose to convert pursuant to Section I.G, such Holder will promptly submit to the Corporation such Holder’s Series II Preferred Stock certificates. Upon receipt of such Holder’s Series II Preferred Stock certificates, the Corporation will pay the applicable redemption price to such Holder in cash.

G. Conversion.

1. Mechanics of Conversion.

a. Subject to the terms and conditions hereof, any or all of the outstanding shares of Series II Preferred Stock may be converted into shares of Common Stock at any time or times after the Issuance Date, at the option of Holder, (i) if at the option of a Holder, by delivery of a written notice to the Corporation (the “Holder Conversion Notice”), of the Holder’s election to convert Series II Preferred Stock and the number of shares of Series II Preferred Stock which such Holder is electing to convert, or (ii) if at the option of the Corporation, if and only if the closing price of the Common Stock on the Trading Market exceeds 400% of the Conversion Price for a period of twenty consecutive trading days, by delivery of a written notice to the subject Holder (the “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), stating the Corporation’s election to convert Series II Preferred Stock and the number of such Holder’s shares of Series II Preferred Stock to be converted.

b. Within one day of the Corporation Conversion Notice or Holder Conversion Notice, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Corporation Conversion Notice to the Holder. Within three days of notice the Corporation shall issue a certificate for the number of shares specified in the Holder Conversion Notice or Corporation Conversion Notice.

2. Payment and Issuance Upon Conversion. In the event of a conversion of any Series II Preferred Stock, the Corporation shall issue to such Holder a number of Conversion Shares equal to (i) the Series II Liquidation Value multiplied by (ii) the number of shares of Series II Preferred Stock held by such Holder and subject to the Holder Conversion Notice, divided by (iii) the Conversion Price with respect to such Series II Preferred Stock.

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3. Stock Splits. If the Corporation at any time and from time to time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time and from time to time on or after the first Issuance Date combines (by combination, reverse stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section I.G.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4. Rights. In addition to any adjustments pursuant to Section I.G.3, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5. Definitions. For purposes of this Section I, the following terms shall have the following meanings:

a. “As Converted Voting Shares” means the number of votes per share of Series II Preferred Stock calculated as pursuant to the following formula: Number of votes per Series II share = Series II Liquidation Value per share, divided by the Conversion Price, multiplied by twenty-five (25).

b. “Conversion Price” means a price per share of Common Stock equal to 100% of the lowest daily volume weighted average price of the Common Stock during the subsequent 12 months following the Issuance Date, subject to adjustment as otherwise provided herein.

c. “Conversion Shares” means shares of Common Stock issuable upon conversion of Series II Preferred Stock.

d. “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

e. “Trading Market” means the OTC Bulletin Board, the OTCQB, the OTC Pink Sheets, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

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f. “Transaction Documents” means, collectively, any Stock Purchase Agreement pursuant to which any share of Series II Preferred Stock is issued, and all other agreements, certificates and documents referenced therein or annexed thereto.

H. Stock Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series II Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series II Preferred Stock. Upon the surrender of any certificate representing Series II Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II. Miscellaneous.

A. Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern time, (2) the first business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

B. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series II Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C. Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

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RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series II Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 25th day of July, 2016.

Signed:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Signed:	/s/ Allison F. Tomek
Name:	Allison F. Tomek
Title:	Secretary

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